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                                                                    Exhibit 99.1

           TEAM MUCHO, INC. TO REQUEST REVIEW OF NASDAQ DETERMINATION


WORTHINGTON, OHIO - NOVEMBER 21, 2001. TEAM Mucho, Inc. (NASDAQ: TMOS) announced today that it had received a Nasdaq Staff Determination on November 19, 2001 indicating that the Company's failure to file its Form 10-Q for the period ended September 30, 2001 was a violation of the continued listing requirements set forth in Marketplace Rule 4310, and that its common stock, therefore, is subject to delisting from The Nasdaq SmallCap Market. As a result of the delinquency, the trading symbol for the Company's common stock will be changed from "TMOS" to "TMOSE" at the opening of business on November 21, 2001.

On or before 4:00 p.m. on November 26, 2001, the Company may request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The Company presently intends to request a hearing. If the request for a hearing is made by 4:00 p.m. on November 26, 2001, the delisting will be stayed pending the Panel's determination. There can be no assurance the Panel will grant the Company's request for continued listing.

As previously disclosed, on November 15, 2001, the Company filed a Notification of Late Filing on Form 12b-25 relating to its Form 10-Q for the quarter ended September 30, 2001. As stated in Form 12b-25, the delay is due to the Company's conversion to new accounting software and integration of the accounting software with its operating processes. On November 19, 2001, the Company filed on Form 8-K a press release entitled, "TEAM Mucho, Inc. Third Quarter Update" which more fully described the reasons for the delay. The outstanding issue in the conversion process is the reconciliation of approximately $500,000, mostly related to accounts receivable. Until the Form 10-Q is filed, the Company will not answer detailed questions about the Company's third quarter results.

S. Cash Nickerson, Chairman and CEO, has stated that "the Company is working diligently to complete its Form 10-Q filing."

TEAM Mucho, Inc. is a leading Business Process Outsourcing Company specializing in human resources. TEAM Mucho, Inc. was created by the December 2000 reverse merger of online business center Mucho, Inc. and TEAM America Corporation, a market leader in human resource and Professional Employer Organization (PEO) services. TEAM America currently has the number-one PEO market share position in Ohio, Utah, Nevada, Oregon, Idaho, Tennessee and Mississippi, and top-five positions in Northern and Southern California. TEAM America's Single-Point-Of-Contact Human Resource Solution(TM) includes payroll, benefits administration, on-site and online employee and employer communications and self-service, employment practices and human resources risk management, workforce compliance administration and severance management.

TEAM Mucho's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, OH 43085. Phone: (614) 848-3995; FAX: (614) 848-7639; Toll Free:
(800) 962-2758. For more information regarding TEAM America and TEAM PSMI, visit www.teammucho.com. For additional information, please contact S. Cash Nickerson at (800) 962-2758.


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